EXHIBIT 5.1
EXHIBIT 23.1

Michael A. Littman
Attorney at Law
7609 Ralston Road
Arvada, CO 80002
303-422-8127 * 303-431-1567 fax

November 27, 2012

Inova Technology, Inc.
2300 W. Sahara Ave. Suite 800
Las Vegas, Nevada 89102

Re:  S-1/A Amendment No. 6 Registration Statement for common shares of Inova Technology, Inc.

Gentlemen:

At your request, I have examined Registration Statement No. 333-182813 which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of

(a) 375,000,000 shares of Inova Technology, Inc., a Nevada corporation.

In rendering the following opinion, I have examined and relied upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and not others:

   a.    Certificate of Incorporation of the Company, as amended to date, as filed with the Secretary of State of Nevada;

   b.    Bylaws of the Company, as amended to date; and

   c.   Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

Based upon the foregoing, the Company’s existence is valid and legal pursuant to Nevada State Law.  Further, based on the foregoing, it is my opinion that the stock being registered under the Amended Registration Statement, as issued, is and will be duly and validly authorized, fully paid and non-assessable under Nevada State Laws, when sold and consideration is delivered therefore.

I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock described in the Amended Registration Statement in connection with the offering described therein.

I further consent to the reference under the heading “Interests of Named Experts and Counsel” in the prospectus forming a part of the Registration Statement.

This opinion covers only matters of Nevada law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Sincerely,

/s/ Michael A. Littman

Michael A. Littman